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EXHIBIT 21

Subsidiaries of the Company                  Place of Incorporation

Associated Memorials Inc.                    Vermont
Autumn Rose Quarry, Inc.                     Georgia
Childs & Childs Trucking Co. Inc.            Georgia
Carolina Quarries, Inc.                      Delaware
Kabushiki Kaisha Rock of Ages Asia*          Japan
Keith Monuments Company LLC                  Delaware
Childs & Childs Granite Company Inc.         Georgia
Pennsylvania Granite Corp.                   Pennsylvania
Rock of Ages Canada, Inc.                    Canada
Rock of Ages International Corp.             Japan
Rock of Ages International, Ltd.             Virgin Islands
Rock of Ages Memorials Inc.                  Delaware
Sioux Falls Monument Co.                     South Dakota